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                                                                      Exhibit 15

The Board of Trustees of
Security Capital Pacific Trust

     With respect to this registration statement on Form S-8, we acknowledge our awareness of the incorporation by reference of our report dated May 2, 1997 related to our review of interim financial information of Security Capital Pacific Trust as of March 31, 1997 and for the three-month periods ended March 31, 1997 and 1996, which report appears in the March 31, 1997 Quarterly Report on Form 10-Q of Security Capital Pacific Trust. Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.


                                   KPMG Peat Marwick LLP

                                   /s/ KPMG Peat Marwick LLP

Chicago, Illinois
July 9, 1997